Exhibit 10.6
                            GREENHOUSE OPERATION AND
                              MANAGEMENT AGREEMENT


  THIS GREENHOUSE OPERATION AND MANAGEMENT AGREEMENT("Agreement") is being entered into on this 20th day of November, 1995, between COLORADO GREENHOUSE LLC, a Colorado limited liability company ("Operator") and RIPE TOUCH GREENHOUSES, INC., a Delaware corporation ("Owner").


                                    RECITALS

     WHEREAS, the parties wish to provide for the terms under which Owner will construct and operate a 10-acre greenhouse near Colorado Springs, Colorado (the "Project Site") with the understanding that it will be a 10-acre Venlo style glass greenhouse designed to be expanded to 20-acres in the future including the equipment and materials necessary to operate the greenhouse (the "Greenhouse"); and

     WHEREAS, the Owner intends to own and operate on the Project Site a project that includes the Greenhouse and a 5 MW electric generating plant using scrap rubber tires and other products for fuel to fire two 1000 h.p. Thermal Combustors to generate steam to provide the necessary heat for the Greenhouse (together the "Project"); and

     WHEREAS, Operator is the operator of 53 acres of comparable greenhouses in Ft. Lupton and Brush, Colorado, has extensive experience in operating greenhouses at locations similar to the Project Site and is interested in assisting Owner to construct and operate the Greenhouse; and

     WHEREAS, based on Operator's expertise, Owner will be engaging Operator to assist in constructing and operating the Greenhouse on the terms and conditions set forth herein.

     NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

                                    AGREEMENT

Article 1. Engagement of Colorado Greenhouse.
--------------------------------------------

         Owner engages Operator, and Operator accepts the engagement, to assist in constructing and operating the Greenhouse in accordance with the terms and conditions of this Agreement.

Article 2. Greenhouse Construction.
----------------------------------

2.1 Both parties agree upon the mutual goal of constructing a first quality greenhouse on the Project Site. Subject to Owner's direction and control, and based on Operator's prior expertise, Operator will provide consulting for the supervision of such construction, equipping and commencement of Greenhouse operations.

2.2 Operator agrees to provide consulting to help design and construct the Greenhouse during the period of its construction on the Project Site, at a fee to be included in the subcontracts for such construction. This fee will be 3% of such subcontract prices ("Consulting Fee") and will be paid by Owner to Operator on a monthly basis if it is not otherwise included in the subcontracts for such construction.

2.3 Commencement of such service will begin after Owner's written confirmation that it has obtained funding for construction of the Greenhouse and payment to Operator of a $25,000 mobilization fee to be applied toward the 3% Consulting Fee. Such construction is expected to continue for a period not expected to exceed six (6) months and no other fees are to be earned or received by Operator prior to construction commencement.

2.4 Operator will provide written detailed design and specifications necessary for constructing and equipping the Greenhouse. The parties will together promptly prepare material and equipment specifications and detailed construction costs for the Greenhouse including all necessary components. Such specifications and costs will be utilized in a Greenhouse Construction Budget to be prepared by the parties.

2.5 Engineering supervision for the Greenhouse will be provided by Owner or an engineering group retained by it for this purpose, with Operator to provide consulting services.

2.6 Purchasing of and payment for all materials, services and equipment needed for construction and start up of the Greenhouse will be the responsibility of Owner after recommendations for such purchases are made to it by Operator. Operator shall have no responsibility for such payments and shall be held harmless therefrom by Owner.

2.7 Direct and indirect labor for the Greenhouse construction will be contracted out by Owner to a subcontractor or subcontractors agreeing to meet Operator's specifications, selected for such purpose, with Operator assisting in such selection and contract negotiations.

2.8 Owner will be responsible for providing insurance, administration and all start up costs necessary for Greenhouse construction and start up. Owner will also be responsible for the costs of all processing, handling, operation equipment and planting needs.

2.9 Subject to Owner's direction and control, Operator will provide supervision and review concerning the quality and quantity of work performed in relation to the budget, schedule and specifications for the Greenhouse construction.

Article 3. Greenhouse Operation and Management.
----------------------------------------------

3.1 Operator will operate and manage the Greenhouse for a fee ("Operator Fee") to be paid monthly by Owner and to continue during the remaining Term of this Agreement as defined below, subject to the provisions of Article 3.2 below. The Operator Fee shall be $20,000 per month escalated 5% per year after the first full year of Greenhouse operation. The Operator Fee shall be paid on or before the 10th day of the next succeeding month. Any amount which is not paid within fifteen (15) days after the same is due shall bear interest at a default rate equal to 12% per year from the first day due until paid.

3.2 In consideration for Operator's commitment hereunder to assist with the construction, operation and management of the Greenhouse, Operator will receive a bonus based on the gross margin of sales of the Greenhouse ("Gross Margin Bonus"). The Gross Margin Bonus will be paid annually to Operator at the rate of 12-1/2% of the Greenhouse annual operating income ("AOI") defined as its sales revenues less costs of production and the Operator Fee. When the AOI is above $1.2 million (after the second 10 acres is added), the Gross Margin Bonus will be paid at the rate of 10-1/2% of AOI.

3.3 Subject to Owner's direction and control, Operator will be responsible for the requisitioning of all materials and supplies necessary for the Greenhouse operation. Operator will select the crops to be grown, the planting and harvesting schedules and the day-to-day husbandry of the crops at the Greenhouse. Materials, supplies, payroll, taxes, insurance, utilities and other operating costs will be paid for by Owner, and Owner shall hold Operator harmless therefrom. Any additional administrative and processing costs incurred by Operator for such purposes will be invoiced to and paid promptly by Owner. An Operating Budget will be prepared by the parties for the Greenhouse prior to its initial operations. Before each succeeding year during the term of this Agreement as defined in Article 4 below, the parties will work together to prepare an Operating Budget for that year.

Article 4. Term and Termination.
-------------------------------

4.1 This Agreement shall continue for a term of ten (10) years ("Term") unless sooner terminated as hereinafter provided. Each party shall have the option to renew the Term of this Agreement thereafter on a year to year basis subject to termination thereafter by either party on 90 days prior written notice.

4.2 If any of the following events occur with one of the parties hereto, the other party shall have the right upon written notice to the other party hereto, to terminate this Agreement.

         (a) If a party hereto defaults or fails in the performance of any material responsibility or obligation under this Agreement and such default or failure is not cured by it within thirty (30) days after receipt of a notice specifying the default or failure.

         (b) If a party hereto is adjudicated a bankrupt or insolvent and such adjudication is not vacated within sixty (60) days.

         (c) If there is a filing of a voluntary or involuntary bankruptcy or insolvency petition of a party hereto or its reorganization, or the making by a party hereto of an assignment for the benefit of its creditors, whether pursuant to the Federal Bankruptcy Act or any similar federal or state proceedings, unless such petition is withdrawn or dismissed within ninety (90) days after the date of filing.

         (d) If there is appointment of a receiver or trustee for the business or property of a party hereto, or the making by a party hereto of an assignment for the benefit of its creditors, unless such action shall be vacated within sixty (60) days of its entry.

         (e) If there is the making by a party hereto of an assignment for the benefit of its creditors.


Article 5. Marketing.
--------------------

5.1 It is the intention of the parties that produce from the Greenhouse will be marketed through Operator as a part of its overall production under the name "Colorado Greenhouse" in a similar manner and basis to produce marketed from its current greenhouse operations in Brush and Ft. Lupton. Decisions related to such marketing and sales will be made by Operator in its reasonable discretion seeking the best market for the produce. Operator covenants and represents that all produce from the Greenhouse and from the various greenhouses of Operator will be handled and sold on similar terms and conditions.

5.2 All products from the Greenhouse will be marketed through Operator and Operator will receive a marketing fee of 5> per pound of produce sold ("Marketing Fee"). This will be included as a line item in the costs of operation to cover Operator's sales and marketing expenses for produce from the Greenhouse and shall be deducted by Operator from monthly sales allocations to the Greenhouse.

5.3 Annual marketing plans will be prepared by Operator and reviewed with Owner. They will include provisions for Operator having (1) sales personnel; (2) marketing personnel; (3) advertising; (4) promotions and (5) attendance at trade shows to the extent applicable at the Operator's expense. If Operator considers having such marketing of produce from its other greenhouses to be handled by a third party to enhance the profitability of such marketing effort, the marketing of produce from the Greenhouse can also be transferred by Operator to such third party so long as Owner's consent is first obtained.

Article 6. Warranties; Remedies.
-------------------------------

6.1 The parties will have the mutual goal of constructing a first quality greenhouse to operate on a profitable basis. Such operations will be conducted in a prudent and efficient manner, in accordance with all safety, fire protection and other requirements of applicable insurance policies and applicable laws.

6.2 In no event shall Operator, Owner or any of their respective affiliates, members, managers, employees or agents, be liable for any consequential, incidental or special damages or any other liabilities not expressly set forth herein, regardless of whether based on contract, warranty, indemnity, tort, strict liability or otherwise.

6.3 Nothing contained in this Article 6, or in any other provision of this Agreement, shall be deemed to waive, limit or impair in any way any claims that Owner may have against subcontractors, manufacturers of equipment or third party suppliers to the Greenhouse.

6.4 All claims or disputes arising out of or relating to this Agreement or the interpretation or breach hereof, shall be decided by arbitration in accordance with the Arbitration Rules of the American Arbitration Association then in effect, unless the parties mutually agree otherwise. Such arbitration shall be held in Denver, Colorado before a panel of three arbitrators, one chosen by each party and the third chosen by the first two arbitrators. Notice of the demand for arbitration shall be filed in writing with the other party to this Agreement and with the American Arbitration Association. The demand for arbitration shall be made within a reasonable time after the claim, dispute or other matter in question has arisen. The award rendered by the arbitrators shall be final and judgment may be entered in accordance with applicable law in any court having jurisdiction thereof. Attorneys' fees and expenses may be payable to the prevailing party in such arbitration in the discretion of the arbitrators.

Article 7. Other Provisions.
---------------------------

7.1 The Operator will have a first right of refusal exercisable within 60 days after written notice to work together as Owner develops other projects that include greenhouses in locations in the United States. Similarly, Owner will have the first right of refusal exercisable within 60 days after written notice to work together if Operator develops other greenhouses that are heated by an alternate fuel combustor that is similar in technology to the Waste Conversion Thermal Combustor being used to heat the Greenhouse.

7.2 Titles and headings of this Agreement are for convenience only and shall not in any way limit or affect the interpretation of this Agreement.

7.3 Except as provided in Article 13 hereof this Agreement shall not be assignable by either party hereto without the prior written consent of the other party. Notwithstanding the forgoing either party will have the right to assign this Agreement without consent to a corporation that is an affiliate of such party (except that with respect to the Operator, the assignee must have the same expertise as Operator has in greenhouse operations and marketing).

7.4 Owner will permit Operator, its agents, employees and contractors to enter all parts of the Greenhouse during the Term hereof to enable Operator to carry out the provisions of this Agreement.

7.5 Neither party hereto shall be deemed to be in breach or in violation of this Agreement if such party is prevented from performing any of its obligations hereunder by reason of events beyond its control that in fact prevent or delay performance hereunder ("Uncontrollable Forces"). To the extent that performance of any obligation is so prevented, such performance shall be suspended during the continuance of the Uncontrollable Forces and during the period following their cessation that is required to repair or rebuild the Greenhouse to the extent necessary to place the Greenhouse back into commercial operation. All fees otherwise due and owing Operator during the suspended period shall cease during such period to the extent that Operator's work hereunder ceases during the suspended period.

7.6 The waiver of any breach of a term or condition hereof shall not be deemed a waiver of any other or subsequent breach. No failure by either party to exercise or delay in exercising any right hereunder shall operate as a waiver thereof. The rights and remedies provided herein are cumulative and not exclusive of any rights or remedies at law.

7.7 If any term or provision of this Agreement shall to any extent be invalid or unenforceable, this shall not affect or render invalid or unenforceable any other provision of this Agreement.

7.8 No modification or amendment of this Agreement shall be valid unless in writing and executed by both parties hereto.

Article 8. Insurance.
--------------------

8.1 At all times during the Term hereof, Owner will carry and maintain at its expense the following insurance covering the Greenhouse and the Project:

    (a) public liability coverage with a limit of at least $10,000,000 under this Agreement; and

    (b) all-risk casualty insurance covering all of the personal property on or about the Project Site including all improvements installed on or about the Greenhouse; and

    (c) workers compensation insurance for Owner's employees in form and amounts required by law; and

    (d) such other insurance as may reasonably be required pursuant to the terms of any applicable credit agreement with Owner affecting the Greenhouse or operations at the Project Site.

8.2 To the extent applicable, Operator shall be named as an additional insured under Owner's coverage.

8.3 Operator agrees to carry and maintain insurance covering its own operations including public liability coverage with a limit of at least $2,000,000 and all-risk casualty coverage. Policies evidencing such insurance shall name Owner as an additional insured to the extent applicable.

8.4 Owner shall require all of its Subcontractors engaged in work at the Greenhouse to maintain insurance coverage of the types that Owner is required to maintain in accordance with Article 8.1 above.

Article 9. Repairs and Alterations.
----------------------------------

9.1 Owner  will see that the  Greenhouse  facility  remains  in good  repair and
condition,   and  ordinary  and  customary  repairs  and  replacements  for  the
Greenhouse shall be promptly undertaken and completed at Owner's expense.

Article 10.  Greenhouse Account, Books and Records.
--------------------------------------------------

10.1 With initiation of construction of the Greenhouse, Owner shall maintain an account for the Greenhouse construction and operation (the "Account"). Such Account will be used by Owner to pay for such Greenhouse expenses. Owner agrees to pay all expenses for construction and operation of the Greenhouse including the working capital necessary for such purpose. On the twenty-fifth (25th) day of each month, Operator will to submit to Owner all bills and a list of all expenses for which it seeks payment hereunder (or reimbursement, if such expenses were previously approved in writing by Owner) with the understanding that efforts will be made to pay all such bills and expenses by the tenth (10th) day of the month following. All Greenhouse receipts and income will be deposited in the Account, which will be administered by Owner for the benefit of the Greenhouse.

10.2 The books and records of Owner and Operator related directly or indirectly to the construction and operation of the Greenhouse will be maintained in accordance with generally accepted accounting principles, and be available for inspection and review by each of the parties at all reasonable times. Owner shall also have access to Operator's books and records for its other greenhouse operations, to verify that produce from the Greenhouse is being marketed on similar terms and conditions as is produce from the other greenhouse operations.

Article 11. Independent Contractor.
----------------------------------

11.1 Operator and its representatives and employees are independent contractors. Operator will provide an Operations Manager and possibly other employees for the Greenhouse from among Operator's employees, for functions as set forth in the Operating Budget in lieu of Owner's employees, and Operator will invoice Owner monthly for any such persons' earnings, taxes, insurance and other related expenses, which Owner will pay to Operator within fifteen (15) days of such invoice.

Article 12.  Permits.
--------------------

12.1 All applicable permits needed for the construction and operation of the Greenhouse shall be obtained and maintained by Owner on behalf of Operator. Operator shall cooperate with Owner in the securing of such applicable permits.

Article 13.  Consolidation or Merger.
------------------------------------

13.1 In the event of any consolidation or merger of Owner or Operator into or with any other corporation during the term of this Agreement, or the sale of all or substantially all of the assets of Owner or Operator to another corporation during the term of this Agreement, such successor corporation shall assume this Agreement and become obligated to perform all of the terms and provisions hereof applicable to such party, and the parties' obligations hereunder shall continue in favor of such successor corporation.

Article 14. Applicable Laws.
---------------------------

14.1 This Agreement shall be governed by and constructed under the laws of the State of Colorado. The parties hereby consent to the jurisdiction of the courts of the State of Colorado for the purpose of enforcing the arbitration provisions of Article 6.4 above.

14.2 Owner shall, with Operator's help, operate and maintain the Greenhouse in conformance with all applicable laws and applicable permits.

Article 15.  Indemnification.
----------------------------

15.1 Owner shall indemnify and hold harmless Operator and its affiliates, managers, members, employees and agents, from any loss, liability or damage incurred or suffered by any such person by reason of Owner's failure to perform its obligations hereunder or its negligence or willful misconduct, including, without limitation, any judgment, award or settlement, other costs and expenses, and reasonable attorneys' fees incurred in connection with the defense of any actual or threatened claim or action based on any such act or omission, unless such loss, liability or damage results from such indemnified person's fraud, negligence or willful misconduct. Any such indemnification shall be paid only from the assets of Owner and neither Operator nor any third party shall have recourse against the personal assets of any employee, directors, stockholder or officer of Owner or their respective affiliates for such indemnification.

15.2 Operator shall indemnify and hold harmless Owner and its affiliates, managers, members, employees and agents, from any loss, liability or damage incurred or suffered by any such person by reason of Operator's failure to perform its obligations hereunder or its negligence or willful misconduct, including, without limitation, any judgment, award or settlement, other costs and expenses, and reasonable attorneys' fees incurred in connection with the defense of any actual or threatened claim or action based on any such act or omission or based on any third party claim related to use of the name "Colorado Greenhouse", unless such loss, liability or damage results from such indemnified person's fraud, negligence or willful misconduct. Any such indemnification shall be paid only from the assets of Operator and neither Owner nor any third party shall have recourse against the personal assets of any employee, directors, stockholder or officer of Operator or their respective affiliates for such indemnification.

15.3 Any indemnification required herein to be made by Operator or Owner shall be made promptly following the determination of the loss, liability or damage incurred.

Article 16.  Notices.
--------------------

16.1 Notices and other communications with respect to this Agreement shall be in writing and shall be delivered by hand or overnight courier service, mailed or sent by telecopy. Unless other addresses or telecopy numbers are specified in writing pursuant to this Article 15 to each party, such notices or other communications shall be sent to the following addresses or telecopy numbers as the case may be:

Owner:                            Operator:
Ripe Touch Greenhouses, Inc.      Colorado Greenhouse, LLC
P.O. Box 69                       P.O. Box 309
Castle Rock, Colorado 80104       Ft. Lupton, Colorado 80621
Attention: Stan Abrams            Attention: Matthew Cook
Telephone: (303) 660-5582         Telephone: (303) 857-4050
FAX: (303) 688-9805               FAX: (303) 857-4049



Copy to:
Blau, Kramer, Wactlar & Lieberman, P.C.
100 Jericho Quadrangle, Suite 225
Jericho, New York 11753
Attention: David Lieberman, Esq.
Telephone: (516) 822-4820
FAX: (516) 822-4824

Article 17.  Entire Agreement.
-----------------------------

     This Agreement sets forth the entire agreement between the parties with respect to the subject matter hereof and it supersedes and replaces all prior written agreements, negotiations and oral understandings with respect thereto.

     IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized officers as of the date and year first above written.

COLORADO GREENHOUSE LLC,                   RIPE TOUCH GREENHOUSES, INC.
a Colorado Limited Liability Company       a Delaware corporation

By:/s/_________________                    By: /s/___________________

Title:__________________                   Title: ___________________